Exhibit 99.1

FOR IMMEDIATE RELEASE

April 4, 2008

HEALTHEXTRAS ANNOUNCES HIRING OF CHIEF FINANCIAL OFFICER

Rockville, MD, April 4, 2008 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced that Hai Tran has been recruited to become the Company’s Chief Financial Officer (CFO). Mr. Tran will succeed Michael P. Donovan in the CFO position effective July 1, 2008. Mr. Donovan has been with HealthExtras since its initial public offering in 1999 and after a ten year career as CFO, he will be transitioning his responsibilities to Hai Tran. Mr. Donovan will remain with the Company and provide support on business development opportunities. As CFO, Mr. Tran will be responsible for all of HealthExtras’ financial operations, including corporate accounting, external reporting, financial planning, treasury, and tax.

“As our Company grows, we look to continue to develop our senior management team,” said David T. Blair, CEO of HealthExtras. “Also, we are grateful to Mike Donovan for his long tenure with the Company and for his continued support role in both the CFO transition and business development activities. Clearly Hai’s financial experience, background in investor relations and healthcare expertise position him to contribute to the Company’s success in the future.” Mr. Tran was most recently Vice President and Treasurer of Hanger Orthopedic Group, Inc. (NYSE: HGR) a $680 million publicly traded orthotic and prosthetic provider. Mr. Tran earned a bachelor of science degree in engineering from the University of Virginia and a masters degree in business administration from the University of Richmond.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 60,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: HealthExtras, Inc.

Michael P. Donovan, 301-548-2900

mdonovan@HealthExtras.com

SOURCE: HealthExtras, Inc.

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